Exhibit 5.1

[LETTERHEAD OF DUNDAS & WILSON CS LLP]

OPINION OF DUNDAS & WILSON CS LLP

The Royal Bank of Scotland Group plc The Royal Bank of Scotland plc 36 St Andrew Square Edinburgh EH2 2YB
30 September 2009

Dear Sirs

We have acted as solicitors in Scotland for The Royal Bank of Scotland Group plc (the Company) and The Royal Bank of Scotland plc (the Bank) in connection with the registration under the US Securities Act of 1933, as amended (the Securities Act), of Capital Securities of the Company (the Capital Securities), Senior Debt Securities of the Company and the Bank (the Senior Debt Securities), Subordinated Debt Securities of the Company (the Subordinated Debt Securities) and Category II Non-cumulative Dollar Preference Shares of $0.01 each in the Company (the Dollar Preference Shares) pursuant to a registration statement on Form F3 (the Registration Statement) filed under the Securities Act with the Securities and Exchange Commission.  The Capital Securities are to be issued under and pursuant to a Capital Securities Indenture (the Capital Securities Indenture) between the Company and The Bank of New York Mellon, as Trustee.  The Senior Debt Securities are to be issued under and pursuant to a Senior Debt Securities Indenture between the Company or the Bank (as the case may be) and The Bank of New York Mellon, as Trustee.  The Subordinated Debt Securities are to be issued under and pursuant to a Subordinated Debt Securities Indenture (the Subordinated Debt Securities Indenture) between the Company and The Bank of New York Mellon, as Trustee.

We have examined the Registration Statement, the prospectuses included therein, and resolutions adopted by the shareholders of the Company in general meeting on 23 April 2008 and the Board of Directors of the Company on 18 September 2009.  In addition, we have examined such other documents and have made such further examinations and enquiries as we have deemed necessary to enable us to express the opinions set forth herein.

Based upon the foregoing, we are of the opinion that so far as the law of Scotland at the date hereof is concerned:

(a)	the Company is duly incorporated and not in liquidation under the laws of Scotland; and

(b)
the Dollar Preference Shares, when issued by the Company, will, upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith (including the determining of the terms of issue of the Dollar Preference Shares in accordance with the Articles of Association of the Company), and assuming the issue price of the shares is not less than the nominal value thereof and is fully paid on issue, be duly authorised and validly issued and fully paid and will not be subject to further call or contribution under the laws of Scotland.

(c)
the subordination arrangements relating to the Capital Securities set out in Sections 2.01 and 12.01 of the Capital Securities Indenture would be effective to ensure that in a liquidation of the Company in accordance with Scottish insolvency rules the holders of the Capital Securities would not receive any amounts (whether by means of any claim in the liquidation, the operation of any set-off (by virtue of the operation of Section 5.03 of the Capital Securities Indenture) or otherwise) in respect of the Capital Securities until all Senior Creditors (as defined in the Capital Securities Indenture) of the Company had been paid in full;

(d)
the subordination arrangements relating to the Subordinated Debt Securities set out in Sections 2.01 and 12.01 of the Subordinated Debt Securities Indenture would be effective to ensure that in a liquidation of the Company in accordance with Scottish insolvency rules the holders of the Subordinated Debt Securities would not receive any amounts (whether by means of any claim in the liquidation, the operation of any set-off (by virtue of the operation of Section 5.03 of the Subordinated Debt Securities Indenture) or otherwise) in respect of the Subordinated Debt Securities until all Senior Creditors (as defined in the Subordinated Securities Indenture) of the Company had been paid in full; and

(e)
the choice of Scottish law to govern Sections 12.01 and as stated in Sections 2.01 of each of the Capital Securities Indenture and the Subordinated Debt Securities Indenture respectively would be recognised and upheld by the Scottish courts.

This opinion is limited to Scottish law as applied by the Scottish courts which is stated to be the law governing Sections 12.01 and as stated in Sections 2.01 of each of the Capital Securities Indenture and the Subordinated Debt Securities Indenture (together the Indentures), and is given on the basis that these provisions, contained in each of the Indentures, will be governed by and construed in accordance with Scottish law.  We have made no investigation of the laws of any jurisdiction other than Scotland and neither express nor imply any opinion as to any other laws and in particular the laws of the laws of the State of New York and the laws of the United States of America and our opinion is subject to such laws including the matters stated in the opinion of Davis Polk & Wardwell LLP.  Our opinion in paragraphs (c) and (d) above is also subject to the provisions of the Banking Act 2009 and any secondary legislation, instruments or orders made, or which may be made, under it.

In providing this opinion we have assumed that each of the Indentures was duly authorised, executed and delivered by each of the parties thereto under all applicable laws, and constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws (other than, in the case of the Company, in respect of Sections 2.01 and 12.01 of each of the Indentures, the laws of Scotland).

This opinion is addressed to you solely for your own benefit in relation to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to or relied upon by any person.  We hereby consent (i) to the use of our name in the prospectuses forming a part of the Registration Statement in the forms and contexts in which it appears, (ii) to the filing of this opinion as an exhibit to the Registration Statement and (iii) to the incorporation of this opinion and consent in a registration statement filed pursuant to Rule 462(b) of the Securities Act.

Yours faithfully

/s/ Dundas & Wilson CS LLP

partner, for and on behalf of Dundas & Wilson CS LLP